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                                                                    EXHIBIT 10.5


                                 SOUTHDOWN, INC.

                  SPECIAL SEVERANCE PLAN FOR SALARIED EMPLOYEES

            As Amended and Restated Effective as of January 31, 2000


1. Employees Covered. The Special Severance Plan for Salaried Employees (the "Plan"), formerly known as the Company's Special Severance Program, shall cover all salaried employees of SOUTHDOWN, INC. (the "Company"), and its subsidiaries employed in the corporate headquarters of the Company, other than employees covered by individual severance or employment agreements, or who, prior to a Change in Control, are designated as participants in another severance plan of the Company. For purposes of this Plan, the term "salaried employees" shall mean those employees who are permanent full-time employees and who are compensated with a salary of a set amount for a standard number of hours per pay period rather than hourly. Individuals in this category will include all individuals designated "exempt" from provisions of the Fair Labor Standards Act as well as those individuals designated "non-exempt" under that Act who are paid on a salaried basis, even though eligible for overtime payments.

2. Condition to Benefits Being Payable. No benefits shall be payable under the Plan unless (i) there shall have been a Change in Control and (ii) the salaried employee's employment with the Company and its subsidiaries is terminated within twelve months after the date of the Change in Control under the circumstances described in Section 3. For purposes of this Plan, a Change in Control shall be conclusively deemed to have occurred if (and only if) any of the following shall have taken place: (i) a change in control is reported by the Company in response to either Item 6(e) of
     Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or Item 1 of Form 8-K promulgated under the Exchange Act, or any similar reporting requirement hereafter promulgated by the Securities and Exchange Commission; (ii) any person, entity or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than an employee benefit plan sponsored by the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent or more of the combined voting power of the Company's then outstanding securities (as determined under paragraph
     (d) of Rule 13d-3 promulgated under the Exchange Act, in the case of rights to acquire common stock); or (iii) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

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3.   Benefits. A salaried employee whose employment with the Company and its subsidiaries is terminated within twelve months after the date of a Change in Control and who satisfies the requirements of Paragraph A or B below shall receive the following benefits:

     A. A salaried employee (i) who immediately prior to the Change in Control of the Company was employed at a salary grade of 13, 14 or 15 or equivalent grades under a successor salary grade system and (ii) whose employment with the Company and its subsidiaries is terminated by the Company for reasons other than death, Retirement, Disability, or Cause, or by the employee for Good Reason, shall be entitled to receive from the Company or its subsidiaries a lump sum payment equal to the greater of (x) two weeks of base salary (as in effect immediately prior to the Change in Control of the Company) for each year of service with the Company or any subsidiary or (y) six months of base salary (as in effect immediately prior to the Change in Control of the Company), as well as periodic amounts equal to his or her base salary (as in effect immediately prior to the Change in Control of the Company) for up to six months from the date of termination of employment or until the employee begins new employment, whichever is sooner. An employee eligible for benefits under this Paragraph A shall continue to be covered under the medical, dental, life insurance and disability insurance programs in effect and applicable to the employee immediately prior to the time of the Change in Control of the Company for twelve months from the date of termination of employment or until the employee begins new employment, whichever occurs first. The Company or its subsidiaries will pay the employee his or her base salary (as in effect immediately prior to the Change in Control) until the date six months after termination of employment with the Company and its subsidiaries less any amounts the employee earns from subsequent employment during this period.

     B. A salaried employee (i) who is not covered by clause (i) of the first sentence of Paragraph A above and (ii) whose employment with the Company and its subsidiaries is terminated by the Company for reasons other than death, Retirement, Disability, or Cause shall be entitled to receive from the Company or its subsidiaries a lump sum payment equal to the lesser of (x) one year of base salary (as in effect immediately prior to the Change in Control of the Company) or (y) the greater of (A) two weeks of base salary (as in effect immediately prior to the Change in Control of the Company) for each year of service with the Company or any subsidiary or (B) twelve weeks of base salary (as in effect immediately prior to the Change in Control of the Company), as well as periodic amounts equal to his or her base salary (as in effect immediately

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        prior to the Change in Control of the Company) for up to three months from the date of termination of employment or until the employee begins new employment, whichever occurs first. An employee eligible for benefits under this Paragraph B shall continue to be covered under the medical, dental, life insurance and accident benefit programs in effect and applicable to the employee immediately prior to the time of the Change in Control of the Company for up to three months from the date of termination of employment or until the employee begins new employment, whichever occurs first.

     C. (i) A salaried employee qualifying under Paragraph A shall also be entitled to individual outplacement services for one year following termination at Company expense in an amount not to exceed $5,000.

        (ii) A salaried employee not covered by (i) above shall be entitled to group outplacement services according to the Company's established and customary practices as in effect prior to the Change in Control.

     D. Benefits provided to any employee under this Section 3 shall be reduced by any severance payments made by the Company or its subsidiaries to such employee otherwise than pursuant to this Plan but only if such payments are denominated as severance payments and are essentially salary continuation, whether paid on a lump sum or periodic basis. Unemployment compensation benefits are not deemed to be payments made by the Company or is subsidiaries.

     E. For purposes of this Plan, "Retirement" shall mean termination of employment in accordance with the retirement policy of the Company or the subsidiary for which the employee works as in effect immediately prior to a Change in Control; "Disability" shall mean the absence of an employee from his or her duties with the Company or its subsidiaries on a full-time basis for six consecutive months and the failure of the employee to return to the full-time performance of his or her duties within thirty days after written notice of termination is given to the employee; and "Cause" shall mean the willful and continued failure by an employee to substantially perform his or her duties with the Company or its subsidiaries (other than any such failure resulting from the employee's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the employee by his or her appropriate supervisor, the willful engaging by the employee in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise or the employee's failure to comply with the Company's Code of Business Conduct.

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        For purposes of this Plan, "Good Reason" shall mean a material reduction of an employee's total compensation or benefits below the level in effect immediately prior to a Change in Control.

4. Administration. The general administration of the Plan, and the responsibility for carrying out the provisions hereof, shall be placed in an Administrative Committee appointed by the Board of Directors of the Company, which committee shall initially be the Compensation and Development Committee of the Company's Board of Directors. The Administrative Committee shall have complete control of the administration of the Plan, with all powers necessary to enable it to properly carry out its duties in that respect. Subject to the limitations of this Section 4, the Administrative Committee from time to time may establish such supplemental rules and regulations for the administration of the Plan and the transaction of its business as it deems necessary.

5.   Claims Procedure

     A. All claims for benefits shall be in writing and shall be filed with the Administrative Committee or its designee.

     B. If the Administrative Committee or its designee wholly or partially denies a former employee's claim for benefits, the Administrative Committee shall give the claimant written notice within sixty (60) days after the Plan's receipt of the claim setting forth:

        (i)   the specific reason(s) for the denial;

        (ii) specific reference to pertinent Plan provisions on which the denial is based;

        (iii) a description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material or information is necessary; and

        (iv)  an explanation of the Plan's review procedure.


     C. In the event of a benefit claim denial, the Company shall appoint a person who is not a member of the Administrative Committee to serve as Claim Reviewer. The person designated as the Claim Reviewer shall be reasonably acceptable to the claimant. The claimant shall have sixty
        (60) days after the day on which such written notice of denial is handed or mailed to him or her by the Administrative Committee in which to apply (in person or by authorized representative) in writing to the Claim Reviewer for a full and fair review of the denial of his or her claim. In

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        connection with such review, the claimant (or his or her representative)
        shall be afforded a reasonable opportunity to review pertinent documents, and may submit issues and comments in writing. The Claim Reviewer shall arrange to meet personally with the claimant and/or representative within thirty (30) days after the Claim Reviewer's receipt of such written request for review for the purpose of hearing the claimant's contentions and receiving such relevant evidence as the claimant may wish to offer.

     D. The Claim Reviewer shall issue his decision on review within sixty (60) days after meeting with the claimant or claimant's personal representative, unless in the sole discretion of the Claim Reviewer special circumstances require an extension to not later than one hundred twenty (120) days after such meeting. The decision shall be in writing and shall set forth specific reasons for the decision and specific references to pertinent Plan provisions on which the decision is based.

     E. The Company or its subsidiary shall pay the costs and expenses, including without limitation, reasonable attorneys' fees, incurred by an employee in seeking to enforce his or her rights under the Plan.

6. Employment of Professional Assistance. The Administrative Committee is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Administrative Committee shall be limited to the specific services and duties for which they are engaged, and such persons shall have no other duties, obligation or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

7. Indemnification of Members of Administrative Committee. To the extent not insured against by an insurance company pursuant to the provisions of any applicable insurance policy and to the extent permitted by law, the Company shall indemnify and hold harmless each member of the Administrative Committee against any personal liability or expense incurred by him as a result of any act or omission in his capacity as a member of the Administrative Committee, except for his own gross negligence or willful misconduct.

8. Controlling Law. This Plan shall be construed and enforced according to the internal laws of the State of Texas to the extent not preempted by federal law, which shall otherwise control.

9. Employment Status. This Plan does not constitute a contract of employment or impose on the Company any obligation to retain any individual as an employee, to change or not change the status of the Participant's employment, or to change the Company's policies or those of its subsidiaries regarding termination of employment.

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10.  Amendment/Termination. This Plan can be amended or terminated, in whole or in part, by the Company at any time prior to the occurrence of a Change in Control. Thereafter, this Plan cannot be terminated or amended in any way which adversely affects the rights of any salaried employee.

11. Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


                                       SOUTHDOWN, INC.

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